Exhibit 10.1
AMENDED AND RESTATED
ABERCROMBIE & FITCH CO. SHORT-TERM CASH
INCENTIVE COMPENSATION PERFORMANCE PLAN

The Amended and Restated Abercrombie & Fitch Co. Short-Term Cash Incentive Compensation Performance Plan (the “Incentive Plan”) is intended to provide associates of Abercrombie & Fitch Co. (the “Company”) and its affiliates who have been selected to participate in the Incentive Plan with the opportunity to earn seasonal or annual cash incentive compensation payments to be paid under the Incentive Plan. The Incentive Plan shall be administered by the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.

In respect of each Spring and/or Fall selling season or each fiscal year of the Company, the Committee may establish performance goals for the Company. For purposes of the Incentive Plan, a “performance goal” shall mean any one or more of the following business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison peer group, in each case as specified by the Committee: (i) gross sales, net sales, or comparable store sales; (ii) gross margin, cost of goods sold, mark-ups or mark-downs; (iii) selling, general and administrative expenses; (iv) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or special items; (v) net income or net income per common share (basic or diluted); (vi) inventory turnover or inventory shrinkage; (vii) return on assets, return on investment, return on capital, or return on equity; (viii) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (ix) economic profit or economic value created; (x) stock price or total stockholder return; (xi) market penetration, geographic expansion or new concept development; (xii) customer satisfaction; (xiii) staffing, diversity, training and development, succession planning and employee satisfaction; (xiv) acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and (xv) such other objective or subjective performance criteria as the Committee may determine. These factors may be adjusted by the Committee to eliminate the effects of charges for restructurings, discontinued operations and all items of gain, loss or expense determined to be unusual in nature and/or infrequent in occurrence or related to the disposal of a segment of a business, and/or as otherwise determined by the Committee in its sole discretion. These performance goals may (but need not) be based on an analysis of historical performance and growth expectations for the Company, financial results of other peer companies included in the Company’s designated comparison peer group and progress toward achieving the Company’s long-range strategic plan.

Annual incentive compensation targets may be established for associates participating in the Incentive Plan ranging from 5% to 200% of base salary. Participating associates may earn their target incentive compensation if the pre-established performance goals are achieved. The target incentive compensation percentage for each participating associate will be based on the level and functional responsibility of his or her position, size of the business for which the participating associate is responsible and competitive practices. The amount of incentive compensation paid to participating associates may range from zero to double their respective targets, based upon the extent to which performance goals are achieved or exceeded. Actual payouts may be based on either a straight-line or pre-established graded interpolation based on these minimum and maximum levels and the performance goals. The Committee may, in its sole discretion, adjust payouts downward from the amount a participating associate is entitled to receive under the applicable formula.

Any payments under the Incentive Plan shall in all events be paid no later than the fifteenth day of the third month following the end of the fiscal year in which the applicable performance period ends.

Exhibit 10.1
The maximum dollar amount to be paid to any participating associate for any fiscal year of the Company under the Incentive Plan may not exceed $6,500,000.

The Board may, from time to time, alter, amend, suspend, or terminate the Incentive Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law. No amendments to, or termination of, the Incentive Plan shall in any way impair the rights of a participating associate under any award previously granted without such participating associate’s consent.

Any payments made under this Incentive Plan are subject to any clawback policy adopted by the Board or the Committee, as it may be amended, whether the payment was made before or after the effective date of any such clawback policy. The Committee may, in its sole discretion, forfeit any payment that would otherwise be due to a participating associate under this Incentive Plan if the participating associate, without the consent of the Company, while employed by or providing services to the Company or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement or otherwise has engaged in or engages in any activity that is likely to be detrimental to the Company or any affiliate, or that is in conflict with or adverse to the interest of the Company or any affiliate, as determined by the Committee in its sole discretion. If the Committee determines, in its sole discretion, that the participating associate has engaged in or engages in any activity referred to in the preceding sentence, the Committee may require the participating associate to repay any amounts paid under this Incentive Plan. Additionally, if the Committee determines a participating associate received any amount in excess of what the participating associate should have received under the terms of the Incentive Plan for any reason (including, without limitation, by reason of financial restatement, mistake in calculations, incorrect data, or other administrative error), then such participating associate may be required to repay such excess amount to the Company upon notice from the Company as provided by the Committee. Notwithstanding the foregoing, to the extent permitted by applicable law, the Committee shall have the sole discretion to determine whether to enforce these clawback rights.